Exhibit 10.9

ZipRealty Inc. Management Incentive Plan – Fiscal Year 2012

General Purpose: This ZipRealty Inc. (“Company”) Management Incentive Plan – Fiscal Year 2012 (“Plan”) is designed to motivate and retain the Company’s Management (as defined herein) to achieve the Company’s financial and operational goals for Fiscal Year 2012, as well as to retain such persons in the employ of the Company. Management as used in this Plan includes all employees of the Company holding the position of Vice President or higher. “Management” specifically excludes all District Directors, Sales Management, as defined in the Sales Management 2012 Incentive Plan including, but not limited to Joseph Pucillo, and other employees not specifically identified in this paragraph.

Duration: This Plan will be in effect for the Company’s fiscal year ending December 31, 2012 (“Fiscal Year 2012”), meaning that the performance period determining whether bonuses will be paid upon satisfaction of performance objectives is Fiscal Year 2012.

Plan Administrator: The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) shall administer this Plan with respect to “Eligible Persons” (as defined below) who are executive officers of the Company, and the Company’s Chief Executive Officer, in consultation with the Committee, shall administer this Plan with respect to other Eligible Persons (as applicable, the “Administrator”).

Eligible Persons: Individuals eligible to earn an incentive payment under this plan (“Eligible Persons”) include Management who are employed by the Company during the Fiscal Year 2012, without interruption (except as set forth in the “Proration” section of this Plan), and (ii) on the date following completion of the Fiscal Year when the Administrator completes its review of performance, calculates and approves the payment of bonuses under this Plan.

Proration: In the sole discretion of the Administrator, a prorated incentive may be paid under this Plan for any member of Management who became eligible to participate in the Plan after the beginning of Fiscal Year 2012. Additionally, in the sole discretion of the Administrator, a modified incentive amount may be paid under this Plan to any Eligible Person who works a reduced work schedule.

Incentive Pool: The Committee, in consultation with the Company’s Chief Executive Officer will establish an incentive pool of funds available for payout if the Company achieves $1.5 million of “Adjusted EBITDA.” Thereafter, twenty percent (20%) of all “Adjusted EBITDA” in excess of $1.5 million shall be added to the incentive pool of funds. For purposes of this Plan “Adjusted EBITDA” shall be defined as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation and further adjusted to eliminate the impact of certain items that we do not consider representative of our ongoing core operating performance.

Incentive Pool Distribution: Eighty percent (80%) of the total Incentive pool shall be allocated proportionally across Company departments based on department size and salary levels (the “Base Pool”). The Chief Executive Officer shall have discretion to allocate the remaining twenty percent (20%) of the Incentive pool to Company departments based on overall department performance and contribution to Company goals (the “Discretionary Pool”).

Incentive Amount: Subject to the terms and conditions of this Plan, Eligible Persons may earn payment of “Incentive Amounts” based on the Company’s achievement of target levels of Adjusted EBITDA approved by the Compensation Committee (“Targets”) determined as a percentage of annual base salary upon completion of the Fiscal Year. Incentive Amounts based on Company Adjusted EBITDA between the Targets below shall be determined by a calculation approved by the Compensation Committee.

	Target 1	Target 2	Target 3
Position
CEO	38% of salary	69% of salary	99% of salary
VPs	15% of salary	28% of salary	40% of salary

The Incentive Amounts set forth above may be adjusted pursuant to application of the Discretionary Pool and/or pursuant to the “Performance Adjustment” section below.

Performance Adjustment: The Administrator shall have discretion to adjust any Eligible Person’s Incentive Amount based on his or her job performance for Fiscal Year 2012 by reducing or increasing the Incentive Amount as the Administrator, in its sole discretion deems appropriate, including elimination of the Incentive Award. The Administrator shall also have the discretion to determine that no Incentive Pool will be funded.

Calculation and Approval: An Eligible Person’s Incentive Amount or Adjusted Incentive Amount, as determined in the manner set forth above, is that Eligible Person’s “Actual Incentive” with respect to Fiscal Year 2012. All calculations of each Actual Incentive must be approved by the Administrator with respect to such participant and the total amount of the aggregate incentive pool to be paid hereunder to all Eligible Persons must be approved by the Committee after such consultation with the Board as it deems appropriate.

Payments: All amounts, if any, to be paid out hereunder shall be paid in accordance with the Company’s standard payroll practices, within a reasonable amount of time and in accordance with applicable law following determination by the Committee that there shall be a pool from which to make such payments with respect to Fiscal Year 2012 and calculation of applicable incentives. In all cases, amounts, if any, to be paid out hereunder shall be paid no later than March 15 of the year following the year in which the applicable amount is earned.

Future Incentive Periods: This Plan is in effect only with respect to Fiscal Year 2012. Nothing in this Plan provides for or implies the establishment or payment of any incentives with respect to future periods.

Merger or Acquisition: The Board of Directors may modify this Plan, including terminate it without making payments hereunder, with respect to Fiscal Year 2012 in its sole discretion in the event of a merger or acquisition of the Company.

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Administration: The Committee has sole and exclusive discretionary authority to interpret this Plan and adopt such rules and regulations for carrying out this Plan as it deems appropriate. The Committee may, in its discretion modify or terminate this Plan. Decisions by the Committee are final and binding on all parties to the maximum extent allowed by law.

Employment is Terminable At Will: Nothing in this Plan will interfere with or limit in any way the right of the Company or the right of any individual to alter or terminate the employment relationship at any time, with or without cause.

General Terms and Conditions: Amounts to be paid under this Plan in cash will be paid from the general funds of the Company. Nothing in this Plan will be construed to create a trust or establish any evidence of any individual’s claim of any right to payment other than as an unsecured general creditor of the Company. All payments to be made in cash will be made in the currency in which the individual is regularly paid.

Tax Withholding: All payments will be subject to the satisfaction of applicable federal, state, local or similar income withholding requirements and to any employment tax withholding requirements. The Company shall withhold all applicable amounts required by law from any payments hereunder.

Section 409A: All cash payable under this Plan is intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder (together, Section 409A) so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b) (2) of the Treasury Regulations. The Company may, in good faith and without the consent any Eligible Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to an Eligible Participant.

Governing Law; Severability: This Plan will be construed, administered and governed in all respects in accordance with the internal laws of the State of California. In the event that any provision of this Plan is held illegal or invalid for any reason, such holding will not affect the remaining provisions of this Plan, and this Plan will be construed and enforced as if the illegal and invalid provision had not been included.

Entire Agreement: This Plan and any resolutions of the Compensation Committee amending the Plan, is the entire understanding between the Company and any participant regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, or employment contracts whether with any subsidiary or affiliate, or any written or verbal representations regarding the subject matter of this Plan. Participation in this Plan during the Fiscal Year 2012 will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.

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